Exhibit 99.1
                                  ------------

NEWS FOR IMMEDIATE RELEASE                         CONTACT: BRIEN M. CHASE, CFO
AUGUST 8, 2003                                              (304) 525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                      REPORTS SECOND QUARTER 2003 NET LOSS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $663 million community bank holding company with seven bank subsidiaries announced its financial results for the second quarter of 2003.

As previously announced on July 31, 2003, Premier recorded a $12.1 million provision for loan losses at its subsidiary Farmers Deposit Bank (the "Bank") in the month of June as a result of the findings from the investigation prompted by conduct of the Bank's former president. As a result, on a consolidated basis Premier realized a net loss of $7,896,000 for the quarter ending June 30, 2003. The loss for the second quarter compares to a $1,380,000 loss reported for the second quarter of 2002 which was also the result of additional loan loss provisions and OREO writedowns. On a per share basis, Premier's loss for the second quarter of 2003 was $1.51 per share, compared to a loss of 26 cents per share for the same quarter last year. In addition to the provision for loan losses, $558,000 of expense accruals and interest income reversals were recorded as a result of the investigation. Excluding the transactions related to the Bank investigation (the "Transactions"), Premier would have realized a net profit for the quarter ending June 30, 2003 of approximately $458,000.

Premier's year-to-date results were also negatively impacted by the Bank's investigation findings. Year-to-date results total a net loss of $7,543,000 or $1.44 per share. Excluding the Transactions, year-to-date net income would have been $811,000.

Premier's second quarter loss was largely due to its increased provisions for loan losses. Excluding the $12.1 million provision resulting from the Bank investigation, Premier's provision for loan losses totaled $1.3 million for the quarter. While management has not yet exhausted all efforts and means available to collect these loans, the additional provisions were made in accordance with Premier's policies regarding the adequacy of the allowance for loan losses which are in accordance with generally accepted accounting principles. Any collections on these loans would be presented in future financial statements as recoveries of the amounts charged against the allowance. As a result, the allowance for loan losses at June 30, 2003 was 4.36% of total loans compared to 2.61% of total loans at year-end 2002 and 2.02% of total loans at June 30, 2002.

Net interest income for the quarter ending June 30, 2003 totaled $5.503 million, an 8.0% decrease from the $5.981 million earned in the first quarter of 2003, and a 10.5% decrease from the $6.150 million of net interest income earned in the second quarter of 2002. The decrease was due in part to over $303,000 of interest income reversals related to the Bank investigation. The remaining decrease is largely due to a lower volume of loans outstanding at Premier's other bank subsidiaries. The resulting decline in loan interest income more than offset the lower interest costs resulting from the decline in market interest rates over the past year and the repayment of certain borrowed funds.

Net overhead for the quarter ending June 30, 2003 totaled $4.185 million, which included $255,000 of expenses resulting from the Bank investigation. This compares to $4.291 million in the first quarter of 2003 and $5.016 million in the second quarter of 2002. Premier has reduced its overhead expenses by reducing staff costs and increasing its volume of originating secondary market mortgages. Net overhead in the second quarter of 2002 also included $932,000 of writedowns, expenses and sales of OREO compared to $190,000 in the second quarter of this year.

Total assets as of June 30, 2003 of $663 million were 2.2% less than the $678 million of total assets at year-end, largely due to the impact of the large provision for loan losses, the planned pay down of $4.7 million of borrowed funds, the non-renewal of some high rate certificates of deposit and a $3.5 million decline in non-interest bearing deposits. Shareholders' equity of $52.1 million equaled 7.9% of total assets at June 30, 2003. This compares to shareholders' equity of $59.4 million or 8.8% of total assets at December 31, 2002.

Following is summary information including financial highlights for Premier as of and for the periods ending June 30, 2003.


                                                             For the
                                                    Quarter           Six Months
                                                     Ended              Ended
                                                    June 30            June 30
Dollars in thousands                                  2003               2003
                                                    -------            -------
Net Income before Bank investigation transactions       458                811
Impact on net income of transactions related to
  Bank investigation
    Interest income reversal                           (303)              (303)
    Additional provision for loan losses            (12,100)           (12,100)
    Additional non-interest expenses                   (255)              (255)
    Income tax benefit                                4,304              4,304
                                                    -------            -------
Reported Net Loss                                    (7,896)            (7,543)
                                                    =======            =======

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

                                    For the                     For the
                                Quarter Ended              Six Months Ended
                             June 30      June 30         June 30      June 30
                              2003         2002            2003         2002
                            --------     --------        --------     --------
Interest Income               9,256       11,345          19,249       22,891
Interest Expense              3,753        5,195           7,765       10,767
  Net Interest Income         5,503        6,150          11,484       12,124
Provision for Loan Losses    13,386        3,200          14,783        4,186
  Net Interest Income
   after Provision           (7,883)       2,950          (3,299)       7,938
Non-Interest Income           1,067          825           2,192        1,683
Non-Interest Expenses         5,237        5,944          10,464       10,886
  Net Income (Loss)
   Before Taxes             (12,053)      (2,169)        (11,571)      (1,265)
Income Taxes (Benefits)      (4,157)        (789)         (4,028)        (529)
  NET INCOME (LOSS)          (7,896)      (1,380)         (7,543)        (736)
  EARNINGS PER SHARE          (1.51)       (0.26)          (1.44)       (0.14)


                                              Balances as of
                                         June 30        December 31
                                           2003            2002
                                         -------         -------
Cash/Due From Banks/Fed Funds             63,915          47,871
Securities Available for Sale            153,846         157,633
Loans (net)                              395,591         423,777
Other Real Estate Owned                    2,831           3,939
Other Assets                              30,574          28,364
Goodwill                                  16,044          16,044
  TOTAL ASSETS                           662,801         677,628

LIABILITIES
Deposits                                 544,105         547,974
Other Debt                                36,710          38,486
Trust Preferred Certificates              25,750          28,750
Other Liabilities                          4,159           3,052
  TOTAL LIABILITIES                      610,724         618,262
Stockholders' Equity                      52,077          59,366
  TOTAL LIABILITIES &
   STOCKHOLDERS' EQUITY                  662,801         677,628

TOTAL BOOK VALUE PER SHARE                  9.95           11.35

Non-Accrual Loans                          8,188          10,588
Loans 90 Days Past Due
 and Still Accruing                        1,661           1,399